Exhibit 99.1

Aevi Genomic Medicine Announces Plans to Initiate Phase 2 Clinical Trial to Confirm Genetic Responders to AEVI-001 and First Quarter 2017 Operating Results

•	Company to initiate a Phase 2 clinical trial in 2H 2017, targeting a specific genetic subset of patients identified by a responder analysis of the SAGA trial

•	Responder subset is approximately 10% of the US pediatric ADHD population and a total addressable market of $2 to $3 billion

•	Genetic subset had a 90% response rate and stimulant-like effect in the SAGA trial

•	Patients with the most commonly mutated gene, CNTN4, demonstrated a more severe phenotype and highest response to therapy in SAGA trial

•	Patient recruitment for AEVI-002 in Severe Pediatric Onset Crohn’s Disease to begin during 2Q 2017

•	Conference call to be held at 8:30 am ET today

PHILADELPHIA, PA – (Marketwired) – 05/10/17 – Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (the Company) announced today recent highlights and reported financial results for the quarter ended March 31, 2017.

"Following additional analysis of the SAGA trial, we remain positive about the genetic subset of patients identified that demonstrate a clear and statistically significant response to AEVI-001,” said Mike Cola, CEO of Aevi Genomic Medicine. “This discovery will allow us to move forward with the development of AEVI-001 in ADHD, and potentially other neurodevelopmental disorders in the future, including Autism Spectrum Disorder. We look forward to initiating the Phase 2 trial of AEVI-001 in patients with the identified genetic subset during the second half of 2017 and anticipate announcing top-line data in mid-2018.”

Recent Highlights & Anticipated Milestones

•	Data presented at the 6th World Congress on ADHD identified mutations in a 9-gene subset that were predictive of a clinically meaningful and statistically significant response to AEVI-001. The 9-Gene subset represents approximately 10% pf the pediatric ADHD population. In an ad-hoc analysis of data found in the recently completed SAGA trial, 89% of the patients within the 9-Gene subset achieved a clinical response on ADHD-RS and 72% achieved a clinical response on CGI-I. Further analysis of this data revealed a single gene, contactin-4 (CNTN4), that was highly enriched in the responder population and makes up for approximately 5% of the pediatric ADHD population. These patients had a 100% response rate on ADHD-RS and 83% response rate on CGI-I to AEVI-001 in the SAGA trial. CNTN4 encodes an axon-associated cell adhesion molecule that is important in the neuronal network formation and plasticity and has been previously associated with neurodevelopmental delay, Autism Spectrum Disorder (ASD), Bipolar Disorder, and Schizophrenia.

•	In the second half of this year, Aevi Genomics plans to initiate a Phase 2 trial of AEVI-001 in a smaller genetic subset to confirm genetic responders. The data will help determine a clear path to market approval and are expected by mid-2018.

•	In addition to the AEVI-001 studies that are currently planned for this year, Aevi Genomics remains on track to initiate the Phase 1/2 signal finding study of AEVI-002, the Anti-LIGHT antibody (Anti-LIGHT mAb) in Severe Pediatric Onset Crohn’s Disease in collaboration with CHOP; initial data anticipated in 2H 2017.

First Quarter 2017 Financial Results

Cash and cash equivalents as of March 31, 2017 were $29.20 million, compared to $39.84 million as of December 31, 2016. The decrease in cash was primarily related to the advancement of our AEVI-001 program. The Company expects its reported cash balance to fund operations through the end of the second quarter 2018.

Research and development expenses for the three months ended March 31, 2017 were $7.95 million, increasing from $6.95 million for the same period in 2016 mainly due to increased cost associated with the clinical advancement of AEVI-001 and AEVI-002.

General and administrative expenses for the three months ended March 31, 2017 were $2.99 million, decreasing from $4.19 million for the same period in 2016 primarily due to severance benefits recorded in 2016 related to the termination of an officer of the Company.

For the quarter ended March 31, 2017 the Company reported a net loss of $10.92 million or $0.29 per share, compared with a net loss of $11.14 million or $0.34 per share for the comparative quarter in 2016.

Conference Call and Webcast Information

Aevi Genomic Medicine will hold a conference call today at 8:30 am ET to discuss these results. To access the conference call by phone, please dial (888) 481-2845 (domestic) or (719) 325-2327 (international). The conference passcode is 9118660.

The live webcast can be accessed under "Events" in the Investors section of the Company's website at www.aevigenomics.com or via the following link. Following the live webcast a replay of the call will be available May 10, 2017 through June 15, 2017. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and reference the reply passcode 9118660.

The archived webcast will be available for 30 days in the Investor section of Aevi Genomic Medicine website at www.aevigenomics.com.

CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2017	December 31, 2016
	Unaudited
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$29,203	$39,838
Prepaid expenses and other current assets	982	335

Total current assets	30,185	40,173

LONG-TERM ASSETS:

Restricted lease deposits	11	11
Property and equipment, net	336	377

Total long-term assets	347	388

Total assets	$30,532	$40,561

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$2,800	$137
Other accounts payable and accrued expenses	2,650	5,446

Total current liabilities	5,450	5,583

Total liabilities	5,450	5,583

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 37,118,543 shares issued and 37,110,043 shares outstanding at March 31, 2017; 37,112,343 shares issued and 37,103,843 shares outstanding at December 31, 2016	4	4
Additional paid-in capital	216,259	215,008
Accumulated deficit	(191,181)	(180,034)

Total stockholders' equity	25,082	34,978

Total liabilities and stockholders' equity	$30,532	$40,561

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended March 31,
	2017	2016
	Unaudited

Research and development expenses	$7,947	$6,951

General and administrative expenses	2,988	4,191

Operating loss	(10,935)	(11,142)
Financial income / (expense)	18	(2)

Net Loss	$(10,917)	$(11,144)

Basic and diluted loss per share	$(0.29)	$(0.34)

Weighted average number of common stock used in computing
basic loss per share	37,108,261	32,953,542

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the company’s research and development efforts leverages an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

http://irma.gomez-dib@fticonsulting.com